Exhibit 5.3

北京市朝阳区建国路 77 号华贸中心 3 号写字楼 34 层 邮编:100025
34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

June 17, 2024

To: XIAO-I CORPORATION (the “Company”)

7th floor, Building 398,

No. 1555 West Jinshajiang Rd.,

Shanghai, China 201803

Dear Mesdames/Sirs:

RE: PRC Legal Opinion in relation to the Issuance of Senior Convertible Notes of XIAO-I CORPORATION

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below) (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as PRC legal counsel in relation to an issue and sale of an aggregate principal amount of $3,260,869.57 senior convertible notes (the “Notes”) for XIAO-I CORPORATION (the “Company”), an exempted company incorporated under the laws of the Cayman Islands (the “Offering”), in connection with (i) the Company’s Registration Statement on Form F-3, including all amendments or supplements thereto (the “F-3”), (ii) the Prospectus Supplement in relation to the $3,260,869.57 Senior Convertible Notes,up to 3,260,871 American Depositary Shares Issuable upon Conversion of Senior Convertible Notes Representing 1,086,957 Ordinary Shares, 1,000,002 Pre-Delivery American Depositary Shares Representing 333,334 Ordinary Shares (the “Prospectus Supplement”); (iii) the Securities Purchase Agreement dated June 17, 2024 by and among 3i, LP and the Company (the “Securities Purchase Agreement”); (iv) the XIAO-I CORPORATION Senior Convertible Note issued on June 17, 2024 (the “Convertible Notes”); (v) the Form 6-K disclosed on June 17, 2024 (the “6-K”); (vi) the Placement Agent Agreement with FT Global Capital Inc. dated on March 12, 2024 (the “PAA”); (vii) the Deposit Agreement, dated as of March 9, 2023

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

(the “Previous Deposit Agreement”), among the Company, Citibank, N.A. (the “Depositary”), and all holders and beneficial owners from time to time of the ADSs issued thereunder, and (viii) the Note Conversion Letter Agreement, dated as of June 17, 2024 (the Note Conversion Letter Agreement together with the Previous Deposit Agreement, the “Deposit Agreement”; the Deposit Agreement, together with the Securities Purchase Agreement, the Convertible Notes, and the PAA, collectively the “Transaction Documents”).

The Company has engaged FT Global Capital, Inc. as its exclusive placement agent in connection with the Offering (the “Placement Agent”), to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from the Company or to arrange for the purchase or sale of any specific number or dollar amount of the securities. No minimum offering amount is required as a condition to closing the Offering. The Company and the Placement Agent executed the PAA.

We have been requested to give this Opinion on the matters set forth herein.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities (as defined below) and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (the “Documents”).

In our examination and for purpose of rendering this Opinion, we have assumed without further inquiry, (a) the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals; (b) the truthfulness, accuracy, fairness and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein is and will remain to be non-misleading; (c) that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents; (d) that information provided to us by the Group Companies (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (e) all Governmental Authorizations (as defined below) and other official statement or documentation are obtained by lawful means in due course; (f) that each of the parties other than PRC Entities (as defined below) is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be); (g) that all parties other than the PRC Entities have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; (h) all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws (as defined below); and (i) all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Prospectus Supplement (as defined below) have been obtained or made, or where such required consents, licenses, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of the PRC and accordingly express no legal opinion herein based upon any laws other than the laws of the PRC.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company and the Group Companies with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in this opinion are defined as follows:

“CAC” means the Cyberspace Administration of China;

“CIIO” means the critical information infrastructure operator;

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Vehicles issued by SAFE on July 4, 2014 and its implementing rules and guidelines;

“Prospectus Supplement” shall have the meaning set forth above in this Opinion;

“Disclosure Schedule” shall have the meaning set forth in the Securities Purchase Agreement;

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

“Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC, and “Governmental Authority” means any of them;

“Governmental Authorizations” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Authority;

“Intellectual Property Rights” means trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how, proprietary rights, franchises and other intellectual property and similar rights in the PRC, including registrations and applications for registration thereof;

“Measures” means the Cybersecurity Review Measures;

“PRC Entities” means, collectively, all entities listed in Schedule I hereto;

“Group Companies” means the Company, the BVI Subsidiary, the HK Subsidiary, AIPO Corporation, Zhihe Holding Limited, Jin li jin Technology Limited, Xiaoi USA, Inc., XIAOI ROBOT TE[C]HNOLOGY (HK) LIMITED, Xiaoi USA, Inc., Xiao-I Automation, Hong Kong Zhiyan Automation Limited, the PRC Entities, Zhizhen Artificial Intelligent Technology (Shanghai) Co. Ltd., Baizhuzhuang Network Technology (Zhejiang) Co., Ltd., Shanghai Ruixiang Investment Management Co., Ltd., Zhizhen Zhilian Artificial Intelligence Technology (Shanghai) Co., Ltd., Zhizhen Ruihong Artificial Intelligence Technology (Shanghai) Co., Ltd., Zhizhen Zhihe Artificial Intelligence Technology (Shanghai) Co., Ltd., Shanghai Fengai Network Technology Co., Ltd., Shanghai Zhizhen Xinhong Network Technology Co., Ltd. Shenzhen Xiao-i Robot Technology Co., Ltd., Shanghai Xiangyin Enterprise Management Partnership (Limited Partnership), Shanghai Feirong Enterprise Management Partnership (Limited Partnership) and Beijing Zhihong Network Technology Co., Ltd.;

“BVI Subsidiary” means AI PLUS HOLDING LIMITED, a company incorporated under the laws of British Virgin Islands, which is directly and wholly owned by the Company;

“HK Subsidiary” means Xiao-i Technology Limited, a company incorporated under the laws of Hong Kong, which is directly and wholly owned by the BVI Subsidiary;

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), business, properties, results of operations, shareholders’ equity or business prospects of the Company or, taken as a whole, the Group Companies;

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

“PRC Laws” means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof;

“SAFE” means State Administration for Foreign Exchange;

Transaction Documents” shall have the meaning set forth above in this Opinion;

“WFOE” means Zhizhen Artificial Intelligence Technology (Shanghai) Co., Ltd.;

“Shanghai Xiao-i” means Shanghai Xiao-i Robot Technology Co., Ltd.; and

“VIE Agreements” means the agreements listed in Schedule II hereto.

Capitalized terms used herein but not otherwise defined shall have the same meanings as specified in the Transaction Documents.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion:

1.	Each PRC Entity has been duly incorporated and is validly existing as a company with limited liability and has full legal person status under the PRC Laws and its business license is in full force and effect. The registered capital of each PRC Entity has been paid in accordance with the relevant PRC Laws, the Governmental Authorizations and its respective articles of association. Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, all of the equity interests in each of the PRC Entities are legally owned by their respective shareholders in the percentages as set out in Schedule I hereto after the name of such PRC Entity, and to the best of our knowledge after due and reasonable inquiries are free and clear of all liens, encumbrances, security interests, mortgages, pledges, equities or claims or any third-party rights except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement.

2.	Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, all Governmental Authorizations that are required under the PRC Laws for the ownership interest of the equity interests in the PRC Entities by their respective shareholders in the percentages as set out in Schedule I hereto after the name of such PRC Entity, have been duly obtained and are in full force and effect as of the date of this Opinion. Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Entities. Except for Guizhou Xiao-i Robot Technology Co., Ltd. and Shanghai Xiao-i have not registered their actual operating address that may be deemed to be not in compliance with relevant PRC Laws, the articles of association and business license of each of the PRC Entities comply with the requirements of applicable PRC Laws and are in full force and effect.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

3.	Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, each of the PRC Entities has full corporate right, power and authority and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Authorities to own, lease, license and use its legally owned properties and assets and to conduct its business in the manner presently conducted as described in the F-3, Disclosure Schedule and the Prospectus Supplement except where a lack of any such Governmental Authorization or failure to make any such declaration or filing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the best of our knowledge after due and reasonable inquiries, nothing has come to our attention that causes us to reasonably believe that any Governmental Authority is modifying, suspending or revoking, or not renewing, any such material Governmental Authorizations. Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, each of the PRC Entities conducts its current business in the manner presently conducted and as disclosed in the Prospectus Supplement in accordance with, and is not in violation of, (a) its articles of association, business license or Governmental Authorizations, or (b) any PRC Laws to which it is subject or by which it is bound, except such breach or violations as would not cause a Material Adverse Effect.

4.	The PRC Entities as set forth in the F-3, Disclosure Schedule and the Prospectus Supplement comply with, and immediately after the Offering will comply with, PRC Laws. To the best of our knowledge after due and reasonable inquiries, no consent, approval or license other than those already obtained is required under the PRC Laws for the establishment of such corporate structures, except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement.

5.	To the best of our knowledge after due and reasonable inquiries and except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, each of PRC Entities owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all Intellectual Property Rights that are material to the operation of any PRC Entities and are as currently used or as currently contemplated to be used by the PRC Entities, in each case, as described in the F-3, Disclosure Schedule and the Prospectus Supplement. To the best of our knowledge after due and reasonable inquiries, the agreements governed by PRC Laws under which the PRC Entities license their respective material Intellectual Property Rights to or from third parties are valid, legally binding and enforceable, and provide the PRC Entities, as the case may be, full right to use or possess such Intellectual Property Rights in the operation of their businesses as currently operated or as contemplated to be operated as described in the F-3, Disclosure Schedule and the Prospectus Supplement. To the best of our knowledge after due and reasonable inquiries, there are no material disputes pending arising from or in connection with any such license agreements.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

6.	Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, none of the PRC Entities (a) is in violation of its articles of association and its business license, (b) to the best of our knowledge after due and reasonable inquiries, is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument and governed by the PRC Laws and to which such PRC Entity is a party or by which it is bound, or (c) is in violation of any applicable PRC Laws or any decree, judgment or order of any court in the PRC, except in the case of (b) and (c) above, for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

7.	Except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement and as confirmed by the Company, there are no legal, arbitral, administrative or governmental proceedings (with the dispute amount exceeding RMB5,000,000) in progress or pending in the PRC, to which any of the Group Companies is a party or of which any property of any of the Group Companies is the subject which, if determined adversely to such Group Companies, would individually or in the aggregate have a Material Adverse Effect.

8.	On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Measures, which came into effect on February 15, 2022. Pursuant to the Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) the operators possess over one million individuals’ personal information and seek to list overseas; (ii) the operators are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) the operators carry out any data processing activities which has affected or may affect national security. On August 25, 2022, Shanghai Xiao-i received a written notice from the Cybersecurity Review Office, pursuant to which cybersecurity review is not required for the Offering. Based on the telephone consultation with the Center on March 6, 2024, cybersecurity review is not required for any post-listing follow-on offering. Based on the above, cybersecurity review is also not required for this Offering.

9.	On July 7, 2022, CAC promulgated Measures for the Security Assessment of Outbound Data Transfers, which became effective on September 1, 2022 and provide that a data processor is required to apply for security assessment for cross-border data transfer in any of the following circumstances: (i) where a data processor provides critical data to offshore entities and individuals; (ii) where a critical information infrastructure operator or a data processor which processes personal information of more than one million individuals provides personal information to offshore entities and individuals; (iii) where a data processor has provided personal information in the aggregate of more than 100,000 individuals or sensitive personal information of more than 10,000 individuals in total to offshore entities and individuals since January 1 of the previous year; or (iv) other circumstances prescribed by the CAC for which declaration for security assessment for cross-board transfer of data is required. As of the date hereof, as confirmed by the Company, none of the PRC Entities has any of the aforesaid circumstances and the PRC Entities are not required by the CAC to go through the security assessment for cross-border data transfer.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

10.	Most of Company’s shareholders have completed Circular 37 Registration and are in compliance. All Company’s significant shareholders, directors and officers who are the Company’s shareholders, have completed Circular 37 Registration. Except as disclosed in the Disclosure Package and the Prospectus Supplement and to the best of our knowledge after due and reasonable inquiries, the Company has taken all necessary steps to ensure compliance by all of the Company’s direct or indirect shareholders who are deemed as PRC resident individuals and confirmed by the Company with Circular 37 in connection with such PRC resident individuals’ direct or indirect offshore round-trip investment activities, including without limitation, requiring each such shareholder to complete registration and other procedures required under Circular 37.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic enterprises and controlled by PRC enterprises or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “CSRC Procedure”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

The CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and five relevant guidelines on February 17, 2023, which will become effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic company by adopting a filing-based regulatory regime. Under the Overseas Listing Trial Measures, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, the Company is required to go through filing procedures with the CSRC after the completion of this Offering and for their future offerings and listing of its securities in an overseas market under the Overseas Listing Measures.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

11.	As a matter of PRC Laws, as confirmed by the Company, the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents and the due consummation of the transactions contemplated therein, including the deposit of the Ordinary Shares with the Depositary against the issuance of ADSs and the issuance and sale of the Notes, the ADSs and the Ordinary Shares, do not and will not, (a) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms any of the PRC Entities is bound or to which any of the properties or assets of the PRC Entities is subject, (b) result in any violation of any provisions of the articles of association, business license or any other organizational documents of any of the PRC Entities, (c) result in any violation of any provision of PRC Laws, or (d) result in a violation of any order, decree, judgment, ruling or regulation of any governmental or regulatory agency or any court in the PRC, except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement.

12.	No Governmental Authorization from by any Governmental Authority in the PRC is required with respect to (a) the issuance and sale of the Notes and the ADSs under the Securities Purchase Agreement and the Deposit Agreement, (b) the deposit of the Ordinary Shares with the Depositary against the issuance of the ADSs, (c) the due consummation by the Company of the transactions contemplated by the Transaction Documents, as applicable, except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement.

13.	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, no action or any other steps have been taken nor have any steps been taken or legal or administrative proceedings been commenced for the winding up, dissolution, bankruptcy or liquidation, the appointment of a liquidation committee or similar officers in respect of the assets, or for the suspension, withdrawal, revocation or cancellation of the business licenses of any PRC Entity in the PRC.

14.	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, (a) none of the PRC Entities owns any real property nor has any easements, licenses, or rights of way to real property; (b) except as disclosed in the F-3, Disclosure Schedule and the Prospectus Supplement, each of the lease agreements to which any of the PRC Entities is a party is duly executed by and legally binding and enforceable in accordance with their respective terms under PRC Laws and the leasehold interests of the relevant PRC Entity are protected by such lease agreements for usage, except for three leasing agreements for the leased premises listed in Schedule III have not been registered with the competent governmental authority; and (c) none of the PRC Entities owns, operates, manages or has any other right or interest in any other material real property of any kind, except as disclosed in the F-3, the Disclosure Schedule and the Prospectus Supplement and Schedule III hereto.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

15.	Except as disclosed in the F-3, the Disclosure Schedule and the Prospectus Supplement, to the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, (a) none of the PRC Entities is subject to any suits, arbitrations or otherwise like in relation to infringing, misappropriating or violating any Intellectual Property Right of any third party in the PRC, except for patent litigation between Shanghai Xiao-i and Apple Inc., and (b) no Intellectual Property Right of any PRC Entity is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property Right in the PRC that would impair the validity or enforceability of such Intellectual Property Right, except for Shanghai Xiao-i pledged 48 patents for bank loan, nor has any of the PRC Entities received any notice of any claim of infringement or conflict with any such rights of others, except in the case of (a) and (b) above, for such violations, infringement or conflict which would not, individually or in the aggregate, have a Material Adverse Effect.

16.	Except as disclosed in the F-3, the Disclosure Schedule and the Prospectus Supplement, (a) none of the PRC Entities is currently prohibited from paying any dividends on their equity interests subject to the restriction under VIE Agreements and (b) all dividends and other distributions declared and payable upon the interests in the WFOE in accordance with its articles of associations and PRC Laws in Renminbi, after full payment of all the applicable taxes and full allocation of statutory reserve fund under the PRC Laws, may be converted into foreign currency and transferred out of the PRC, provided that the remittance of such dividends and other distributions out of the PRC is subject to complying with the procedures required by the relevant PRC Laws relating to foreign exchange. Subject to the full compliance with all the applicable PRC Laws and the required procedures in the PRC, we are not aware that there are obstacles under the PRC Laws which prevent the WFOE from obtaining all the Governmental Authorizations required for such remittance in due course.

17.	Other than the potential withholding of PRC taxes on holders of the Notes or the ADSs who are non-residents of the PRC in respect of (a) any payments, dividends or other distributions made on the ADSs or (b) gains made on sales of the Notes or ADSs between non-residents of the PRC consummated outside the PRC, and except as disclosed in the F-3, the Disclosure Schedule and the Prospectus Supplement, there are no other PRC income tax or other PRC taxes applicable to such Notes or ADS holders unless the holder thereof is subject to such taxes in respect of the Notes or ADSs by reason of being connected with the PRC other than by reason only of the holding of the Notes or ADSs or receiving payments in connection therewith as described in the F-3, the Disclosure Schedule and the Prospectus Supplement.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

18.	As of the date hereof, as confirmed by the Company, no labor dispute, work stoppage, slow down or other conflict with the employees (with the dispute amount exceeding RMB5,000,000) of any of the PRC Entities exists and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or Governmental Authorities against any of the PRC Entities on labor or employment matters is the subject which, if determined adversely to such PRC Entity, would have a Material Adverse Effect.

19.	The statements set forth in the F-3, and the Prospectus Supplement on the cover page and under the captions “Risk Factors”, ““Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters”, to the extent that they constitute matters of PRC Laws, are correct and accurate in all material respects and fairly disclose or summarize the PRC legal matters or proceedings contained therein, and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading.

20.	The application of the net proceeds to be received by the Company from the Offering as described in and contemplated by the F-3, the Disclosure Schedule and the Prospectus Supplement does not and will not contravene any provision of applicable PRC Laws, or the articles of association and the business license of any of the PRC Entities or any judgment, order or decree of any Governmental Authorities in the PRC.

21.	There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts or Delaware courts or New York obtained against the Company or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or Delaware, or New York, or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or its directors or officers predicated upon the securities laws of the United States or Delaware, New York, or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

22.	As a matter of PRC Laws, in order to support the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in the PRC courts, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp duty be paid on or in respect of any such document, provided that such document is not executed in the PRC and that the parties of such Transaction Documents would not be considered as a PRC resident enterprise or individuals.

23.	As confirmed by the Company, each of the PRC Entities has duly registered with the relevant PRC tax bureaus having jurisdiction over such PRC Entities, and each of the PRC Entities has not received notice of any tax penalty or tax in arrears from any competent tax authority in the PRC for the past two years except for such tax penalty or tax in arrears that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

24.	Except as disclosed in the F-3, the Disclosure Schedule and the Prospectus Supplement, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any of the PRC Entities, the Placement Agent or the Depositary to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (a) the creation, issuance, sale and delivery of the Notes, the ADSs and the Ordinary Shares, (b) the deposit with the Depositary of the Ordinary Shares by the Company pursuant to the Deposit Agreement against the issuance of ADSs, (c) the sale and delivery by the Company of the Notes, the ADSs and the Shares to or for the respective accounts of the Placement Agents, (d) the execution, delivery and performance of the PAA and the Deposit Agreement by the Company or (e) the sale and delivery outside the PRC by the Placement Agents of the ADSs to the initial purchasers thereof in the manner contemplated in the F-3, the Disclosure Schedule and the Prospectus Supplement.

25.	As a matter of the PRC Laws, no holder of the Notes or ADSs of the Company will be subject to the liability of any of the PRC Entities, and no holder of the Notes or ADSs of the Company who is not a PRC resident under the PRC Laws after the completion of the Offering will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Notes or ADSs. There are no limitations under the PRC Laws on the rights of holders of the Notes or ADSs who are not PRC residents to hold, vote or transfer their securities nor are there any statutory pre-emptive rights or transfer restrictions applicable to the Notes or ADSs.

26.	The entry into, and performance or enforcement of the PAA or the Deposit Agreement in accordance with its respective terms will not subject any of the Placement Agent or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Placement Agent or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any PRC Laws by reason of entry into, performance or enforcement of the PAA or the Deposit Agreement, so long as such performance and enforcement are carried out outside PRC.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

27.	Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set off or counterclaim, from the jurisdiction of any court in the PRC, from service of process, from attachment prior to or in aid of execution of judgment, or from other PRC legal process or proceeding for the granting of any relief or the enforcement of any judgment of a PRC court.

28.	As a matter of PRC Laws, the Depositary will not be subject to any potential liability under PRC Laws for taking any due action contemplated in the Deposit Agreement.

29.	Although we have not examined and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the F-3 and the Prospectus Supplement, except as otherwise stated in our opinions set forth herein, nothing has come to our attention that has caused us to believe that insofar as the PRC Laws or PRC legal matters are concerned, (a) the F-3 and the Prospectus Supplement (other than the financial statements and related notes therein, as to which we express no opinion), as of their respective effective date or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the F-3, the Disclosure Schedule and the Prospectus Supplement (other than the financial statements and related notes therein, as to which we express no opinion), as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

This Opinion is subject to the following qualifications:

(a)	This Opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC Laws as used in this Opinion refers to PRC Laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

(b)	This Opinion is subject to the discretion of any competent Governmental Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

(c)	This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(d)	Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

The foregoing Opinions are strictly limited to matters of the PRC Laws. We assume no responsibility to advise you of facts, circumstances, events or developments that may be brought to our attention in the future and that may alter, affect or modify the Opinions expressed herein. We have not investigated, and we do not express or imply any Opinion whatsoever with respect to the laws of any other jurisdiction, and we have assumed that no such other laws would affect the Opinions stated herein.

This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We are not permitted to address this Opinion to the Buyer or the Placement Agents in the Offering, this Opinion is addressed to the Company instead. It shall not be relied upon by anyone else in connection with this Offering or used for any other purpose, in each instance, without our prior written consent, we assume no liability to any third party other than the Company. In addition, without our prior written consent, this Opinion shall not be disclosed to any third parties who are not involved in this Offering. We consent to the Company to release a copy of this Opinion to the Buyer.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

Yours Sincerely,

Jingtian & Gongcheng

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

Schedule I List of PRC Entities1

No.	Name	Shareholders ( % of Equity Interests)
1.	Shanghai Xiao-i

Shanghai Rongzhi Industry Co., Ltd.(51.7068%);

Ani Li(9.5848%); Hui Yuan(9.3057%); Pinpin
Zhu(7.5446%); Zhejiang Geely Holding Group Co., Ltd.(6.5327%); Qingdao Light Control Low Carbon New Energy Equity Investment Limited(4.4788%); Shanghai Aoshu Enterprise Management Partnership

(Limited Partnership)(3.2849%); Tongding
Interconnection Information Co., Ltd.(2.8610%);

Shanghai Zhaoyang Enterprise Management
Partnership (Limited Partnership)(2.5319%); Zhang

Chuan(1.6783%); Jinfang Han(0.1062%); Lihua

Ma(0.0904%); Yue Xu(0.0897%); Xiaofen

Li(0.0708%); Jinfeng Li(0.0452%); Lian

Jin(0.0400%); Xinlong Shi(0.0347%); Caoyin
Zhang(0.0133%)

2.	Guizhou Xiao-i Robot Technology Co., Ltd.	Shanghai Xiao-i(70.00%); Guizhou Aoshu Enterprise Management Partnership (Limited Partnership)(30.00%)
3.	Nanjing Xiao-i Zhizhen Network Technology Co., Ltd.	Shanghai Xiao-i(100.00%)
4.	Shanghai Ruijia Network Technology Co., Ltd.	Shanghai Ruixiang Investment Management Co., Ltd.(100.00%)

[1]	For the avoidance of doubt, the criteria for the delineation of PRC Entities hereunder: PRC Entities in which the absolute value of any one of the following items, namely, total assets, net assets, revenues, and profit/(loss) before tax, accounted for more than 5% of the consolidated figures of all subsidiaries within the consolidated scope of the Company in FY2022 and FY2023, or PRC Entities of the Company that hold a significant license for its business.

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

Schedule II List of VIE Agreements

No.	VIE Agreements	Signing Parties	Date
1.	Exclusive Business Service Agreement	The WFOE and Shanghai Xiao-i	March 29, 2019
2.	Power of Attorney	The WFOE, Shanghai Xiao-i and the shareholders of Shanghai Xiao-i	March 29, 2019
3.	Exclusive Call Option Agreement	The WFOE, Shanghai Xiao-i and the shareholders of Shanghai Xiao-i	March 29, 2019
4.	Equity Interest Pledge Agreement	Shanghai Xiao-i, the shareholders of Shanghai Xiao-i as pledgor, and the WFOE as pledgee	March 29, 2019
5.	Spousal Consent Letter	The spouse of all individuals of the shareholders of Shanghai Xiao-i	March 29, 2019
6.	Power of Attorney	The WFOE, Shanghai Xiao-i and Shanghai Rongzhi Industry Co., Ltd.	January 24, 2024
7.	Exclusive Business Service Agreement	The WFOE, Shanghai Xiao-i and Shanghai Rongzhi Industry Co., Ltd.	January 24, 2024
8.	Equity Interest Pledge Agreement	Shanghai Xiao-i, Shanghai Rongzhi Industry Co., Ltd. as pledgor, and the WFOE as pledgee	January 24, 2024

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong

Schedule III List of Leased Properties

北京 ● 上海 ● 深圳 ● 成都 ● 天津 ● 南京 ● 杭州 ● 广州 ● 三亚 ● 香港

Beijing ● Shanghai ● Shenzhen ● Chengdu ● Tianjin ● Nanjing ● Hangzhou ● Guangzhou ● Sanya ● Hong Kong